AMENDMENT AGREEMENT NO. 1

This AMENDMENT AGREEMENT NO. 1 (this “Amendment”) is made as of September 25, 2009, by and among BARON SELECT FUNDS, ON BEHALF OF ITS SERIES BARON PARTNERS FUND (the “Borrower”), the lending institutions listed on the signature pages hereof (collectively, the “Banks”) and STATE STREET BANK AND TRUST COMPANY, as operations agent for itself and such other Banks (in such capacity, the “Operations Agent”).

WHEREAS, the Borrower, the Banks, the Operations Agent and Bank of America, N.A. in its capacity as administrative agent (in such capacity, the “Administrative Agent” and, collectively with the Operations Agent, the “Agents”) are parties to that certain Amended and Restated Credit Agreement, dated as of September 26, 2008 (as amended and in effect from time to time, the “Credit Agreement”); and

WHEREAS, Bank of America, N.A. has elected not to extend its Commitment beyond September 25, 2009, Bank of America, N.A. has elected to resign as Administrative Agent and Banc of America Securities LLC has resigned as Lead Arranger and Book Manager;

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendment to Section 1.01. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a) The definition of “Aggregate Commitment Amount” is hereby amended by deleting such definition in its entirety and restating it as follows:

“Aggregate Commitment Amount” means, as of any date, the aggregate of all Commitment Amounts as of such date. On September 25, 2009, the Aggregate Commitment Amount is $200,000,000.

(b) The definition of “Base Rate” is hereby amended by deleting such definition in its entirety and restating it as follows:

“Base Rate” means the higher of (a) the Overnight LIBOR Rate plus 1.25% and (b) the Federal Funds Rate as in effect from time to time plus 1.25%.

(c) The definition of “Overnight Rate” is hereby amended by deleting such definition in its entirety and restating it as follows:

“Overnight Rate” means the Base Rate.

(d) The definition of “Termination Date” is hereby amended by deleting the date “September 25, 2009” which appears in such definition and substituting in place thereof the date “September 24, 2010”.

(e) Section 1.01 of the Credit Agreement is further amended by inserting the following definition in the appropriate alphabetical order:

“Overnight LIBOR Rate” shall mean the British Bank’s Association Official LIBOR fixing for United States dollars, for a period to maturity of one LIBOR Business Day, as reported by Bloomberg L.P. as the rate on the LIBOR USD BBAM page, and if such rate is then unavailable on Bloomberg L.P., then Overnight LIBOR Rate shall mean the British Banker’s Association Official LIBOR fixing for United States dollars, for a period to maturity of one LIBOR Business Day as reported by Reuters as the ask or offered rate on the LIBOR01 page (also known as Reuters BBA Libor Rates Page 3750), and if such rate is then unavailable, then Overnight LIBOR Rate shall mean the rate of interest per annum quoted by the Operations Agent to leading banks in the London interbank market as the rate at which the Operations Agent is offering United States dollar deposits in an amount equal to $1,000,000 with a maturity of one LIBOR Business Day.

§3. Amendment to Section 2. Section 2 of the Credit Agreement is hereby amended as follows:

(a) Section 2.01(b) of the Credit Agreement is hereby amended by deleting the second sentence of the last paragraph of Section 2.01(b) in its entirety and restating it as follows: “The Borrower promises to pay any Uncommitted Loan (together with any accrued and unpaid interest thereon), and such Uncommitted Loan shall mature, on the Termination Date.”

(b) Section 2.03(d) of the Credit Agreement is hereby amended by deleting the text of Section 2.03(d) in its entirety and substituting in place thereof the words “Intentionally Omitted”.

(c) Section 2.06(a)(ii) of the Credit Agreement is hereby amended by deleting the words “each Committed Loan which is a LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for the period commencing on the Borrowing Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of 1% above the LIBOR Rate” which appear in Section 2.06(a)(ii) and substituting in place thereof the words “each Committed Loan which is a LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for the period commencing on the Borrowing Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of 1.25% above the LIBOR Rate”.

§4. Amendment to Credit Agreement. The Credit Agreement is further amended such that (a) the term “Administrative Agent” shall now mean State Street Bank and Trust Company, in its capacity as administrative agent for the Banks; and (b) the Borrower, the Banks and the Agents agree that there shall no longer be a Lead Arranger and Book Manager under the Credit Agreement.

§5. Amendment to Schedule 1 to the Credit Agreement. Schedule 1 to the Credit Agreement is hereby amended by deleting Schedule 1 in its entirety and substituting in place thereof the Schedule 1 attached hereto as Exhibit A.

§6. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as it made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) require no authorization or action by or in respect of, or filing with, any governmental body, agency or official or any shareholder or creditor of the Borrower, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law, (B) the Charter Documents of the Borrower, (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, or (D) the most recent Prospectus and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Operations Agent to secure the Obligations).

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§7. Effectiveness. This Amendment shall be effective as of the date first written above upon the satisfaction of the following conditions precedent:

(a) the execution and delivery of this Amendment by the Borrower, the Banks, the Operations Agent and the Administrative Agent;

(b) the receipt by the Operations Agent of a manually signed certificate from an authorized officer of the Borrower in form and substance satisfactory to the Operations Agent and dated the date hereof certifying (i) as to the incumbency of, and bearing manual specimen signatures of, the officers of the Borrower who are authorized to execute and take actions under this Amendment and the Loan Documents for and on behalf of the Borrower (or a certification from such officer that the officers who were identified in the certificate delivered pursuant to Section 3.01(f) of the Credit Agreement remain authorized to execute and take actions under this Amendment and the Loan Documents), (ii) and attaching the Charter Documents and current Prospectus of the Borrower (or a certification from such officer that no changes to the Charter Documents or the Prospectus have been made to any such documents since such documents were delivered to the Bank on September 25, 2008 pursuant to Section 3.01(f) of the Credit Agreement), and (iii) duly authorized resolutions of the Trust’s Board of Trustees authorizing for the Borrower the transactions contemplated hereby; and

(c) receipt by the Operations Agent for its own account of an upfront fee in cash of $100,000.

§8. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agents and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Agents the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§9. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BARON SELECT FUNDS, on behalf of itself and its series BARON PARTNERS FUND

By:
Name: Title:

STATE STREET BANK AND TRUST COMPANY, Individually, as Operations Agent and as Administrative Agent

By:
Title:

Exhibit A

Schedule 1

Banks	Commitment Amount	Commitment Percentage

State Street Bank and Trust Company	$200,000,000	100%

Domestic and LIBOR Lending Offices: Copley Place, Tower 2 Boston, MA 02206 Attn: Karen A. Gallagher, Vice President Tel: (617) 937-8828 Fax: (617) 988-9535

Total:	$200,000,000	100%

Borrower:

Baron Select Funds, on behalf of its series

Baron Partners Fund

767 Fifth Avenue

New York, New York 10153

Attention: Chief Financial Officer

Tel: (212) 583-2000

Fax: (212) 583-2014